Exhibit 2.4

FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT, UNIT PURCHASE

AGREEMENT AND INDEMNIFICATION AGREEMENT

This First Amendment (the “Amendment”), dated as of July 2, 2014, is entered into among Scepter Corporation, an Ontario corporation (“Scepter”), SHI Properties Inc., an Ontario corporation (“SHI”), Eco One Holdings, Inc., a Delaware corporation (“Eco One”), CA Acquisition Inc., a Canada corporation (“Crown Canada”), Crown US Acquisition Company, an Ohio corporation (“Crown US”), and Myers Industries, Inc., an Ohio corporation (“Myers” and collectively with Scepter, SHI, Eco One, Crown Canada, and Crown US, the “Parties” and sometimes referred to individually as a “Party”).

RECITALS

WHEREAS, Scepter, SHI, Crown Canada, and Myers, as guarantor, have entered into that certain Asset Purchase Agreement, dated May 30, 2014 (the “Asset Purchase Agreement”), whereby (i) Scepter has agreed to sell, and Crown Canada has agreed to purchase from Scepter, substantially all the assets of the Business; and (ii) SHI has agreed to sell, and Crown Canada has agreed to purchase from SHI, the SHI Property;

WHEREAS, Eco One, Crown US and Myers, as guarantor, have entered into that certain Unit Purchase Agreement, dated May 30, 2014 (the “Unit Purchase Agreement” and together with the Asset Purchase Agreement, the “Purchase Agreements”), whereby Eco One has agreed to sell, and Crown US has agreed to purchase from Eco One, the membership interests of Eco One Leasing, LLC and Scepter Manufacturing, LLC;

WHEREAS, Scepter, SHI, Eco One, Crown Canada and Crown US have entered into that certain Indemnification Agreement, dated May 30, 2014 (the “Indemnification Agreement”), pursuant to which the Parties have agreed to indemnify each other as set forth therein;

WHEREAS, the Parties desire to amend the Asset Purchase Agreement, Unit Purchase Agreement and Indemnification Agreement to reflect the terms below; and

WHEREAS, capitalized terms not defined in this Amendment shall have the meanings set forth in the Asset Purchase Agreement, Unit Purchase Agreement or the Indemnification Agreement, as the case may be.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Amendment of Definitions in the Purchase Agreements.

a.	Amendment to Article I in the Asset Purchase Agreement.

i.	The definition of “Effective Time” in the Asset Purchase Agreement is amended by deleting the language of such definition in its entirety and substituting in its place the following:

““Effective Time” means 12:00:01 a.m. on July 1, 2014.”

ii.	The definition of “Escrow Amount” in the Asset Purchase Agreement is amended by:

1.	Deleting “$19,600,000” and substituting in its place “$20,383,000”;

2.	Deleting “$1,900,000” and substituting in its place “$1,870,000”; and

3.	Deleting “$17,700,000” and substituting in its place “$18,513,000.”

b.	Amendment to Article I in the Unit Purchase Agreement.

i.	The definition of “Effective Time” is the Unit Purchase Agreement is amended by deleting the language of such definition in its entirety and substituting in its place the following:

““Effective Time” means 12:00:01 a.m. on July 1, 2014.”

ii.	The definition of “Escrow Amount” in the Unit Purchase Agreement is amended by:

1.	Deleting “$7,650,000” and substituting in its place “$6,867,000”;

2.	Deleting “$600,000” and substituting in its place “$630,000”; and

3.	Deleting “$7,050,000” and substituting in its place “$6,237,000.”

2.	Amendment to Target Working Capital in the Purchase Agreements.

a.	Amendment to Section 2.06(a)(ii) of the Asset Purchase Agreement. Section 2.06(a)(ii) of the Asset Purchase Agreement is amended by deleting “$17,763,000.00” and substituting in its place “$17,564,000.00.”

b.	Amendment to Section 2.04(a)(ii) of the Unit Purchase Agreement. Section 2.04(a)(ii) of the Unit Purchase Agreement is amended by deleting “$5,643,000” and substituting in its place “$7,500,000.”

3.	Amendment to Closing Provisions in the Purchase Agreements.

a.	Amendment to Section 3.01 of the Asset Purchase Agreement. The last sentence of Section 3.01 of the Asset Purchase Agreement is amended by deleting that sentence in its entirety and substituting in its place the following:

“Possession of the Purchased Assets will be given to Buyer on the Closing Date; provided, however, effective as of the Effective Time.”

b.	Amendment to Section 2.06 of the Unit Purchase Agreement. The last sentence of Section 2.06 of the Unit Purchase Agreement is amended by deleting that sentence in its entirety and substituting in its place the following:

“Possession of the Units will be given to Buyer on the Closing Date; provided, however, effective as of the Effective Time.”

4.	Amendment to References to Effective Time in the Purchase Agreements.

a.	Amendment to the Asset Purchase Agreement.

i.	Amendment to Section 2.06(c)(vii) in the Asset Purchase Agreement. Section 2.06(c)(vii) of the Asset Purchase Agreement is amended by deleting “Closing Date” and substituting in its place “the Business Day immediately preceding the Effective Time.”

ii.	Amendment to Sections 6.01 and 7.02(b) in the Asset Purchase Agreement. Sections 6.01 and 7.02(b) are each amended by deleting “Effective Time” and substituting in its place “Closing.”

b.	Amendment to the Unit Purchase Agreement. Section 3.19(b), 5.01, and 7.02(b) of the Unit Purchase Agreement are each amended by deleting “Effective Time” and substituting in its place “Closing.”

5.	Amendment to Representations and Warranties of Sellers in the Purchase Agreements.

a.	Amendment to Section 4.25 of the Asset Purchase Agreement. The last sentence of Section 4.25 of the Asset Purchase Agreement is amended by deleting the reference to “Effective Time” and substituting in its place “Closing Date”.

b.	Amendment to Section 3.27 of the Unit Purchase Agreement. The last sentence of Section 3.27 of the Unit Purchase Agreement is amended by deleting the reference to “Effective Time” and substituting in its place “Closing Date”.

6.	Amendment of Conditions to Closing in the Purchase Agreements.

a.	Amendment to Section 7.01(c) of the Asset Purchase Agreement. Section 7.01(c) of the Asset Purchase Agreement is amended by deleting the language of Section 7.01(c) in its entirety and substituting in its place the following:

“Buyer or its Affiliate shall have obtained a run-off commercial general liability insurance policy in respect of the general liability of the Parties for any product liability claims arising or made in connection with the conduct of the Business by Scepter prior to the Effective Time (the “Run-Off Insurance”), which shall be in force and effect as of and from the Effective Time. Such Run-Off Insurance will include the material terms and conditions set forth on Exhibit 1 attached hereto.”

b.	Amendment to Section 7.01(b) of the Unit Purchase Agreement. Section 7.01(b) of the Unit Purchase Agreement is amended by deleting the language of Section 7.01(b) in its entirety and substituting in its place the following:

“Buyer or its Affiliate shall have obtained a run-off commercial general liability insurance policy in respect of the general liability of the Parties for any product liability claims arising or made in connection with the conduct of the Business by Scepter prior to the Effective Time (the “Run-Off Insurance”), which shall be in force and effect as of and from the Effective Time. Such Run-Off Insurance will include the material terms and conditions set forth on Exhibit 1 attached hereto.”

7.	Addition of Covenant in the Purchase Agreements.

a.	Amendment to Article VI of the Asset Purchase Agreement. Article VI of the Asset Purchase Agreement is amended by adding the following new Section 6.22 thereto:

“Section 6.22 Maintenance of Run-Off Insurance. For a period of five years commencing on the day immediately preceding the Closing Date, Buyer or its Affiliate shall maintain the Run-Off Insurance in accordance with the material terms and conditions set forth on Exhibit 1 attached hereto.”

b.	Amendment to Article V of the Unit Purchase Agreement. Article V of the Unit Purchase Agreement is amended by adding the following new Section 5.13 thereto:

“Section 5.13 Maintenance of Run-Off Insurance. For a period of five years commencing on the day immediately preceding the Closing Date, Buyer or its Affiliate shall maintain the Run-Off Insurance in accordance with the material terms and conditions set forth on Exhibit 1 attached hereto.”

8.	Amendment to Purchase Price in the Purchase Agreements. In consideration of Buyer’s agreement to secure and maintain the Run-Off Insurance, the Purchase Prices will be adjusted downward by an aggregate of US $8,000,000.00, as follows:

a.	Amendment to Section 2.05 of Asset Purchase Agreement. Section 2.05 of the Asset Purchase Agreement is amended by deleting “$118,000,000.00” and substituting in its place “$117,436,000.00.”

b.	Amendment to Section 2.02 of Unit Purchase Agreement. Section 2.02 of the Unit Purchase Agreement is amended by deleting “$47,000,000.00” and substituting in its place “$39,564,000.00.”

9.	Amendments to Section 1.8 of the Indemnification Agreement.

a.	Amendment to Section 1.8(a) of Indemnification Agreement. Subsection 1.8(a) of the Indemnification Agreement is amended by adding the following to the end of the first sentence:

“Notwithstanding anything herein to the contrary and except for the amount of $25,000 to account for the annual deductible that would otherwise have been payable by the Sellers, none of the Sellers shall be liable whatsoever for any claim made by Crown US, Crown Canada or any of their respective affiliates pursuant to Subsections 1.2(c), (d) and (h) in respect of any Losses not exceeding US $75,000,000.00 in the aggregate suffered, incurred, sustained or required to be paid by Crown US, Crown Canada or any of their respective affiliates in connection with (i) any liabilities of Eco One Leasing or Scepter Manufacturing related to product liability obligations for services provided or goods manufactured and/or shipped prior to the Closing; or (ii) any Third Party Claim against Crown US, Crown Canada or any of their respective affiliates, in each such case to the extent that such Losses would not have been incurred by Crown US, Crown Canada or any of their respective affiliates, because they would have been insured Losses had such Run-Off Insurance been in place and maintained by the Buyers or their Affiliates for the relevant period as prescribed pursuant to Section 6.22 of the Scepter Purchase Agreement and Section 5.13 of the Eco One Purchase Agreement.”

b.	Amendment to Section 1.8 of the Indemnification Agreement. Section 1.8 of the Indemnification Agreement is amended by adding the following new Subsection (d) thereto:

“(d) Crown US and Crown Canada shall be liable to the Sellers for an aggregate amount not exceeding US $75,000,000.00 in respect of any Losses suffered, incurred, sustained or required to be paid by any of the Sellers or their respective affiliates in connection with (i) any liabilities of Eco One Leasing or Scepter Manufacturing related to product liability obligations for services provided or goods manufactured and/or shipped prior to the Closing; or (ii) any Third Party Claim against any of the Sellers or their respective affiliates, in each such case to the extent that such Losses would not have been incurred by any of the Sellers or any of their respective affiliates, because they would be insured Losses had Run-Off Insurance been in place and maintained for the relevant period by the Buyers or their Affiliates, as prescribed pursuant to Section 6.22 of the Scepter Purchase Agreement and Section 5.13 of the Eco One Purchase Agreement. The amount of any indemnification payment required to be made by Crown US or Crown Canada, as applicable, pursuant to Subsection 1.3(b) relating to any breach or non-fulfillment of such covenant to be performed by Crown Canada or Crown US, as applicable, to maintain the Run-Off Insurance shall be reduced by US $25,000.00 to account for the annual deductible that would otherwise have been payable by the Sellers in connection with the Run-Off Insurance.”

10.	This Amendment shall be and is hereby incorporated in the Asset Purchase Agreement, Unit Purchase Agreement and Indemnification Agreement, in each case effective as of the date first above written. Each of the Asset Purchase Agreement, Unit Purchase Agreement and Indemnification Agreement shall remain in full force and effect without any amendment or addition, except as herein expressly provided.

11.	Each Party shall, at the request of the other Party, execute and deliver such additional assurances as may reasonably be required to carry out the intent of this Amendment.

12.	This Amendment shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein without giving effect to any choice or conflict of law provision or rule (whether of the Province of Ontario or any other jurisdiction).

13.	This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Amendment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

CA ACQUISITION INC. By: /s/ John C. Orr Name: John C. Orr Title: President	SCEPTER CORPORATION By: /s/ Robert Torokvei Name: Robert Torokvei Title: President

CROWN US ACQUISITION COMPANY By: /s/ John C. Orr Name: John C. Orr Title: President	SHI PROPERTIES INC. By: /s/ Robert Torokvei Name: Robert Torokvei Title: President

MYERS INDUSTRIES, INC. By: /s/ John C. Orr Name: John C. Orr Title: President and Chief Executive Officer	ECO ONE HOLDINGS, INC. By: /s/ Robert Torokvei Name: Robert Torokvei Title: President and Secretary

[Signature Page to First Amendment to the Asset Purchase Agreement, Unit Purchase Agreement and Indemnification Agreement]